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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

                          FILED BY THE REGISTRANT [_]
                 FILED BY A PARTY OTHER THAN THE REGISTRANT [X]

                           CHECK THE APPROPRIATE BOX:
                        [_] PRELIMINARY PROXY STATEMENT
                         [X] DEFINITIVE PROXY STATEMENT
                      [_] DEFINITIVE ADDITIONAL MATERIALS
[_] SOLICITING MATERIAL PURSUANT TO SECTION 240.14A-11(C) OR SECTION 240.14A-12

                               CIRCON CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       UNITED STATES SURGICAL CORPORATION
                    (NAME OF PERSON FILING PROXY STATEMENT)

                               ----------------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: N/A

    (2) Aggregate number of securities to which transaction applies: N/A

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

    (4) Proposed maximum aggregate value of transaction: N/A

    (5) Total fee paid: N/A

[_] Fee previously paid with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement Number:

    (3) Filing Party:

    (4) Date Filed:

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

                                  [LOGO]USSC

                                PROXY STATEMENT
                                      OF
                      UNITED STATES SURGICAL CORPORATION

                               IN OPPOSITION TO
                              BOARD OF DIRECTORS
                                      OF
                              CIRCON CORPORATION

                               ----------------

                      1997 ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

  This Proxy Statement and the accompanying BLUE Proxy Card are being furnished in connection with the solicitation of proxies by United States Surgical Corporation ("U.S. Surgical Corp.") and its wholly owned subsidiary, USS Acquisition Corp. ("USSA" and, together with U.S. Surgical Corp., "U.S. Surgical"), to be used at the 1997 Annual Meeting of Shareholders of Circon Corporation ("Circon" or the "Company") and at any and all adjournments, postponements, reschedulings or continuations, or any other meeting of shareholders held in lieu thereof (the "Annual Meeting"). Circon has not yet announced the record date or date of the Annual Meeting.

  THIS SOLICITATION IS BEING MADE BY U.S. SURGICAL, AND NOT ON BEHALF OF THE CIRCON BOARD.

  At the Annual Meeting, two Class I Directors of Circon will be elected for a three-year term expiring at the 2000 Annual Meeting of Shareholders. In opposition to the solicitation of proxies by the Circon Board of Directors (the "Circon Board"), U.S. Surgical is proposing a slate of two independent nominees, Charles M. Elson and Victor H. Krulak, Lt. Gen., U.S. Marine Corps, Ret., for election as Class I Directors of Circon (the "U.S. Surgical Nominees").

  On August 5, 1997, U.S. Surgical commenced a tender offer (the "Offer") to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Circon Shares"), of Circon not owned by U.S. Surgical at a price of $16.50 in cash per Circon Share. For a description of several prior offers that U.S. Surgical has made to acquire Circon Shares since August 2, 1996, see "Background of the Solicitation--the Initial Offer."

  You will also be asked at the Annual Meeting to consider and vote upon the following resolution (the "Maximize Value Resolution"): "RESOLVED, that the shareholders of Circon Corporation urge the Circon Board of Directors to arrange for the prompt sale of Circon to the highest bidder."

  U.S. Surgical believes that the election of the two U.S. Surgical Nominees and the approval of the Maximize Value Resolution represents the best means for Circon shareholders to express their support for a prompt sale of Circon. For over a year, the current Circon Board has resisted previous offers by U.S. Surgical to acquire Circon, despite the fact that Circon shareholders owning more than a majority of the outstanding Circon Shares have repeatedly expressed their desire that Circon be sold by tendering their Circon Shares in U.S. Surgical's Initial Offer described below. The incumbent Circon Directors have not presented you with any alternative other than Circon remaining independent. See "Background of the Solicitation--The Initial Offer." However, because the U.S. Surgical Nominees, if elected, will fill only two of the six seats on the Circon Board, and because the Maximize Value Resolution is not binding on the Circon Board, there can be no assurance that the Circon Board will seek to sell Circon, even if the U.S. Surgical Nominees are elected and the Maximize Value Resolution is adopted by Circon Shareholders.

  The enclosed BLUE proxy card may be executed by holders of record at the close of business on the record date (the "Record Date") designated by the Circon Board as the date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Shareholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each Circon Share held on the Record Date, except that U.S. Surgical expects that cumulative voting will apply in the election of directors. Under cumulative voting, each shareholder is entitled to the number of votes to which such shareholders' shares would normally be entitled, multiplied by the number of directors to be elected. A shareholder then may cast all of such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. The proxy statement furnished by Circon to shareholders (the "Circon Proxy Statement") will contain certain information concerning the Annual Meeting and the Record Date. At the date of this Proxy Statement, U.S. Surgical is the record holder of an aggregate of 973,194 Circon Shares and the beneficial owner of an aggregate of 1,959,348 Circon Shares, which it believes represent approximately 14.8% of the Circon Shares outstanding. According to Circon's Quarterly Report on Form 10-Q for the period ending March 31, 1997, there were 13,243,448 Circon Shares outstanding as of March 31, 1997. U.S. Surgical intends to vote its Circon Shares for the election of the U.S. Surgical Nominees and for the Maximize Value Resolution.

  Although U.S. Surgical does not presently intend to alter the terms of the Offer, it is possible that, depending on the facts and circumstances existing at the time, the terms might be altered in one or more respects. It is not possible at this time to determine whether, if U.S. Surgical should withdraw, or materially amend, the terms of the Offer prior to the Annual Meeting, U.S. Surgical would continue to seek to elect the U.S. Surgical Nominees or to seek adoption of the Maximize Value Resolution. U.S. Surgical will, however, disseminate information regarding such changes, if any, to Circon shareholders and, in appropriate circumstances, will provide shareholders with a reasonable opportunity to revoke their proxies prior to the Annual Meeting.

                               ----------------

  This Proxy Statement and the BLUE proxy card are first being mailed or furnished to Circon shareholders on or about August 11, 1997. The principal executive offices of Circon are located at 6500 Hollister Avenue, Santa Barbara, California 93117.

  U.S. SURGICAL IS SOLICITING PROXIES FOR THE ELECTION OF THE TWO U.S. SURGICAL NOMINEES AND FOR THE ADOPTION OF THE MAXIMIZE VALUE RESOLUTION.

                                   IMPORTANT

   AT THE ANNUAL MEETING, U.S. SURGICAL SEEKS (1) TO ELECT THE TWO U.S. SURGICAL NOMINEES AS THE CLASS I DIRECTORS OF CIRCON AND (2) APPROVAL OF THE MAXIMIZE VALUE RESOLUTION.

   YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW CIRCON SHARES YOU OWN. U.S. SURGICAL URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TO VOTE FOR ELECTION OF THE U.S. SURGICAL NOMINEES AND FOR THE APPROVAL OF THE MAXIMIZE VALUE RESOLUTION.

   A VOTE FOR THE U.S. SURGICAL NOMINEES AND APPROVAL OF THE PROPOSED MAXIMIZE VALUE RESOLUTION WILL ENABLE YOU--AS THE OWNERS OF CIRCON--TO SEND A MESSAGE TO THE CIRCON BOARD THAT YOU ARE IN FAVOR OF A SALE OF CIRCON.

   U.S. SURGICAL URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY CIRCON. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO U.S. SURGICAL, C/O KISSEL-BLAKE INC., 110 WALL STREET, NEW YORK, NEW YORK 10005 (THE "AGENT"), OR TO THE SECRETARY OF CIRCON, OR BY VOTING IN PERSON AT THE ANNUAL MEETING. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING. SEE "PROXY PROCEDURES" BELOW.

   IF YOUR CIRCON SHARES ARE REGISTERED IN YOUR OWN NAME, PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE PROXY CARD AND RETURN IT TO U.S. SURGICAL, C/O KISSEL-BLAKE INC. IN THE ENCLOSED ENVELOPE IN TIME TO BE VOTED AT THE ANNUAL MEETING. IF ANY OF YOUR CIRCON SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY IT CAN VOTE SUCH CIRCON SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE ON YOUR BEHALF THE BLUE PROXY CARD. U.S. SURGICAL URGES YOU TO CONFIRM YOUR INSTRUCTIONS IN WRITING TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND TO PROVIDE A COPY OF SUCH INSTRUCTIONS TO U.S. SURGICAL, C/O KISSEL-BLAKE INC. AT THE ADDRESS INDICATED BELOW:

                               KISSEL-BLAKE INC.
                                110 WALL STREET
                            NEW YORK, NEW YORK 10005
                         CALL TOLL-FREE (800) 554-7733
                 BROKERS AND BANKS, PLEASE CALL (212) 344-6733

         THE U.S. SURGICAL NOMINEES SUPPORT THE PROMPT SALE OF CIRCON

  The U.S. Surgical Nominees are committed to a prompt sale of Circon. In order to permit the Offer to proceed, U.S. Surgical needs the cooperation of the Circon Board to redeem the Rights (as defined herein) and to approve the Offer and the proposed second-step merger (the "Proposed Merger") at $16.50 per Circon Share for the purposes of Section 203 of the Delaware General Corporation Law.

  If elected, the two U.S. Surgical Nominees will constitute a minority of the six member Circon Board. Under Circon's Certificate of Incorporation and Bylaws, a majority of the whole Board constitutes a quorum, and Board action may be taken by a vote of a majority of the directors when a quorum is present. Accordingly, the U.S. Surgical Nominees would generally not be able, without the support of at least one or two other Board members, to unilaterally take Board action.

  Nonetheless, if elected, the U.S. Surgical Nominees will, subject to their fiduciary duties, seek to convince other members of the Circon Board to vote with them to arrange a prompt sale of Circon to the highest bidder. If the requisite Board vote for a sale of Circon is received, the U.S. Surgical Nominees would support an auction of Circon on a prompt basis by any appropriate process the Circon Board chooses to adopt. While the U.S. Surgical Nominees, as a minority of the Circon Board, could not alone determine what process should be followed, it would be customary for such an auction to involve the provision of nonpublic information concerning Circon to bidders.

  The U.S. Surgical Nominees support the prompt sale of Circon to the highest bidder, whether in cash or some other form of consideration. The U.S. Surgical Nominees would expect that bids would be evaluated based on, among other things, the value of the consideration offered, the ability of the bidder to finance the bid, the quality of any non-cash consideration offered (including the financial condition of any bidder offering non-cash consideration), and the timing and likelihood of consummation of the proposed transaction in light of any required financing or regulatory approvals.

  If no viable bids in excess of the price offered by U.S. Surgical pursuant to the Offer are received, the U.S. Surgical Nominees would also seek to convince other members of the Circon Board to vote with them to take all steps, including redemption of the preferred share purchase rights (the "Rights") issued pursuant to the Preferred Shares Rights Agreement, dated as of August 14, 1996, between Circon and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, necessary to permit the Offer and the Proposed Merger to proceed as promptly as practicable.

  U.S. SURGICAL BELIEVES THAT THE ELECTION OF THE TWO U.S. SURGICAL NOMINEES AND THE APPROVAL OF THE MAXIMIZE VALUE RESOLUTION REPRESENTS THE BEST MEANS FOR CIRCON SHAREHOLDERS TO EXPRESS THEIR SUPPORT FOR A PROMPT SALE OF CIRCON. For over a year, the current Circon Board has resisted previous offers by U.S. Surgical to acquire Circon, despite the fact that Circon shareholders owning more than a majority of the outstanding Circon Shares have repeatedly expressed their desire that Circon be sold by tendering their Circon Shares in U.S. Surgical's Initial Offer. The incumbent Circon Directors have not presented you with any alternative other than Circon remaining independent. See "Background of the Solicitation--the Initial Offer." However, because the U.S. Surgical Nominees, if elected, will fill only two of the six seats on the Circon Board, and because the Maximize Value Resolution is not binding on the Circon Board, there can be no assurance that the Circon Board will seek to sell Circon, even if the U.S. Surgical Nominees are elected and the Maximize Value Resolution is adopted by Circon Shareholders.

  For information about the Minimum Condition, the Rights Condition and the Business Combination Condition of the Offer, see "Terms and Conditions of the Offer" below.

  If, like us, you believe that you should have the opportunity to decide the future of your Company and that you should have the chance to receive not less than $16.50 per Circon Share for all of your Shares, U.S. Surgical urges you to vote your BLUE proxy card FOR each of the U.S. Surgical Nominees and FOR the approval of the Maximize Value Resolution. Both of the U.S. Surgical Nominees will, subject to their fiduciary duties, seek to arrange a prompt sale of Circon to the highest bidder.

                               QUORUM AND VOTING

  The Circon Proxy Statement is required to provide information about the number of shares of Circon's stock outstanding and entitled to vote on the Record Date for the Annual Meeting, and reference is made thereto for such information. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Annual Meeting.

  The presence in person or by proxy of the holders of a majority of the Circon Shares issued and outstanding and entitled to vote thereat are necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented by proxy, the shareholders entitled to vote, present or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present or represented.

  Each holder of a Circon Share is entitled to one vote for each Circon Share held, except that cumulative voting will apply in the election of directors if any shareholder properly notifies Circon of an intention to vote cumulatively at the Annual Meeting as discussed in the Circon Proxy Statement. U.S. Surgical expects that cumulative voting will apply in the election of directors at the Annual Meeting.

  In the election of directors under cumulative voting, each shareholder is entitled to the number of votes to which such shareholder's Circon Shares would normally be entitled, multiplied by the number of directors to be elected. A shareholder may then cast all of such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Directors will be elected by a plurality of the votes cast by shareholders at the Annual Meeting. Votes not cast at the Annual Meeting because authority to vote for nominees is withheld and as a result of broker non-votes will not affect the outcome of the election of directors.

  U.S. Surgical intends to vote all of its Circon Shares, and those for which U.S. Surgical is given proxies, FOR the election of the U.S. Surgical Nominees. If cumulative voting is used, U.S. Surgical intends to cumulate its votes in such a manner as to obtain the maximum representation on the Circon Board.

  If cumulative voting is used, unless otherwise indicated by a shareholder, a vote for the U.S. Surgical Nominees will give U.S. Surgical discretionary authority to cumulate all votes to which the shareholder is entitled and to allocate them in favor of either or both of the U.S. Surgical Nominees as U.S. Surgical may determine. The effect of cumulation and voting in accordance with that discretionary authority may be to offset the effect of a shareholder's having withheld authority to vote for one of the U.S. Surgical Nominees because proxyholders will be able to allocate votes of shareholders who have not withheld authority to vote in any manner they determine among such nominees. If a shareholder desires specifically to allocate votes among the U.S. Surgical Nominees, the shareholder should so specify on the BLUE proxy card.

  With respect to voting upon the Maximize Value Resolution, each Circon Share entitles the holder thereof to one vote. Adoption of the Maximize Value Resolution requires the affirmative vote of a majority of the Circon Shares represented and entitled to vote at the Annual Meeting. Accordingly, assuming a quorum is present at the Annual Meeting, abstentions will count as votes cast against the Maximize Value Resolution and broker non-votes will have no effect on the outcome of the vote.

                  PROPOSAL ONE--ELECTION OF CLASS I DIRECTORS

  According to publicly available information, Circon currently has six Directors, divided into three classes having staggered terms of three years each. The terms of the two incumbent Class I Directors, Richard A. Auhll and Paul W. Hartloff, Jr., will expire at the Annual Meeting.

  U.S. Surgical proposes that the Circon shareholders elect the U.S. Surgical Nominees as the Class I Directors of Circon at the Annual Meeting. The two U.S. Surgical Nominees are listed below and have furnished the following information concerning their principal occupations or employment and certain other matters. Each U.S. Surgical Nominee, if elected, would hold office until the 2000 Annual Meeting of Shareholders and until a successor has been elected and qualified or until his earlier death, resignation or removal. Although U.S. Surgical has no reason to believe that either of the U.S. Surgical Nominees will be unable to serve as directors, if any one or more of the U.S. Surgical Nominees is unable to serve or is otherwise unavailable for election as a director, the persons named on the BLUE proxy card have agreed to vote for the election of such other substitute nominees as may be proposed by U.S. Surgical. U.S. Surgical is soliciting proxies for the election of the two U.S. Surgical Nominees in opposition to the two Circon nominees.

  U.S. SURGICAL STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE U.S. SURGICAL NOMINEES ON THE ENCLOSED BLUE PROXY CARD.

U.S. SURGICAL NOMINEES FOR CLASS I DIRECTORS:

  The information below is provided with respect to the two U.S. Surgical nominees for directors of Circon.

     NAME, PRINCIPAL BUSINESS             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
       ADDRESS AND AGE                   DURING LAST FIVE YEARS; CURRENT DIRECTORSHIPS
     ------------------------            ---------------------------------------------
   Charles M. Elson (37)             Professor of Law at Stetson University College of Law
   Stetson University College of Law since 1990. Of Counsel to the law firm of Holland &
   1401 61st Street South            Knight since May 1995. Mr. Elson is a director of
   St. Petersburg FL 33707           Sunbeam Corporation.
   Victor H. Krulak, Lt. Gen.,       President of Words Limited, an editorial and feature
   U.S. Marine Corps, Ret. (84)      syndicate, since 1988.
   3045 Rosencrans
   San Diego, CA 92110

  Each of the U.S. Surgical nominees is a United States citizen. As of the date of this Proxy Statement, Victor H. Krulak, Lt. Gen., U.S. Marine Corps, Ret., beneficially owns 6,963 Circon Shares and Charles M. Elson beneficially owns 6,963 Circon Shares.

  The accompanying BLUE proxy card will be voted at the Annual Meeting in accordance with your instructions on such card. You may vote FOR the election of the U.S. Surgical Nominees as the Class I Directors of Circon or withhold authority to vote for the election of the U.S. Surgical Nominees by marking the proper box on the BLUE proxy card. You may also withhold your vote from any of the U.S. Surgical Nominees by writing the name of such nominee in the space provided on the BLUE proxy card. If no marking is made, you will be deemed to have given a direction to vote the Circon Shares represented by the BLUE proxy card FOR the election of all of the U.S. Surgical Nominees provided that you have signed and dated the proxy card.

  U.S. Surgical believes that it is in your best interest to elect the U.S. Surgical Nominees at the Annual Meeting. Both U.S. Surgical Nominees are committed to the prompt sale of Circon to the highest bidder.

  Each of the U.S. Surgical Nominees has been paid a fee of $100,000, payable in 6,963 Circon Shares, by U.S. Surgical for agreeing to stand for election as a director of Circon. In addition, it is anticipated that each U.S. Surgical Nominee, upon election, will receive director's fees, consistent with Circon's past practice, for services as a director of Circon. According to Circon's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, outside directors of Circon received an annual retainer of $2,500 for service on the Circon Board, including service on any Board committees. In addition, such directors also received a fee of $500 for each Board and committee meeting attended and reimbursement of expenses incurred in connection with attendance at Board and committee meetings. U.S. Surgical Corp. has agreed to indemnify each U.S. Surgical Nominee, to the extent permitted by applicable law, from and against any and all expenses, liabilities or losses of any kind arising out of any threatened or filed claim, action, suit, or proceeding asserted against or incurred by the U.S. Surgical Nominee in his capacity as a nominee for election as a director of Circon. In addition, following their election to the Circon Board, if Circon does not provide the U.S. Surgical Nominees with the same indemnification agreements provided to the current directors of Circon, U.S. Surgical Corp. has agreed to enter into agreements providing the same level of indemnification. U.S. Surgical Corp. has also agreed to reimburse each U.S. Surgical Nominee for his reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel.

                  PROPOSAL TWO--THE MAXIMIZE VALUE RESOLUTION

  At the Annual Meeting, U.S. Surgical intends to present the following Maximize Value Resolution for adoption by Circon shareholders:

    "RESOLVED, THAT THE SHAREHOLDERS OF CIRCON CORPORATION URGE THE CIRCON BOARD OF DIRECTORS TO ARRANGE FOR THE PROMPT SALE OF CIRCON TO THE HIGHEST BIDDER."

  U.S. SURGICAL STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE MAXIMIZE VALUE RESOLUTION.

  The purpose of the Maximize Value Resolution is to give all Circon shareholders the opportunity to send a message to the Circon Board that they support the prompt sale of Circon to the highest bidder. Even if it is approved by a majority of the Circon Shares represented and entitled to vote at the Annual Meeting, the Maximize Value Resolution will not be binding on the Circon Board. U.S. Surgical believes, however, that if the Maximize Value Resolution receives substantial support from Circon shareholders, the Circon Board may choose to carry out the request set forth in the Maximize Value Resolution.

  If elected, the U.S. Surgical Nominees will, subject to their fiduciary duties, seek to convince other members of the Circon Board to vote with them to arrange for a prompt sale of Circon to the highest bidder. If the requisite Board vote for a sale of Circon is received, the U.S. Surgical Nominees would support an auction of Circon on a prompt basis by any appropriate process the Circon Board chooses to adopt. While the U.S. Surgical Nominees, as a minority of the Circon Board, could not alone determine what process should be followed, it would be customary for such an auction to involve the provision of nonpublic information concerning Circon to bidders.

  The U.S. Surgical Nominees support the prompt sale of Circon to the highest bidder, whether in cash or some other form of consideration. The U.S. Surgical Nominees would expect that bids would be evaluated based on, among other things, the value of the consideration offered, the ability of the bidder to finance the bid, the quality of any non-cash consideration offered (including the financial condition of any bidder offering non-cash consideration), and the timing and likelihood of consummation of the proposed transaction in light of any required financing or regulatory approvals.

  If no viable bids in excess of the price to be offered by U.S. Surgical pursuant to the Offer are received, the U.S. Surgical Nominees would also seek to convince other members of the Circon Board to vote with them to take all steps, including redemption of the Rights, necessary to permit the Offer and the Proposed Merger to proceed as promptly as practicable.

  U.S. Surgical believes that approval of the Maximize Value Resolution, together with the election of the two U.S. Surgical Nominees, would send a strong message to the Circon Board that Circon stockholders want to maximize the value of their investment in the Company on an expeditious timetable, and would make it more likely that such an outcome will result. U.S. Surgical further believes that if the Maximize Value Resolution is adopted, the Circon Board and Circon's management will interpret such adoption as a message from the Company's stockholders that it is no longer acceptable for the Circon Board to continue with its current management business plans and strategies.

  The accompanying BLUE proxy card will be voted in accordance with your instructions at the Annual Meeting. You may vote FOR the Maximize Value Resolution or vote against, or abstain from voting on, the

Maximize Value Resolution by marking the proper box on the BLUE proxy card for the Annual Meeting. If no marking is made, you will be deemed to have given a direction to vote the Circon Shares represented by the BLUE proxy card FOR the Maximize Value Resolution.

             OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

  U.S. Surgical is not presently aware of any matters to be presented for a vote of shareholders at the Annual Meeting other than the election of directors and the Maximize Value Resolution. If any other matter properly comes before the Annual Meeting, the persons named as proxies on the enclosed BLUE Proxy Card will have discretionary authority to vote all Circon Shares covered by such proxies in accordance with their best judgment with respect to such matter, unless they are directed by a proxy to do otherwise.

                               PROXY PROCEDURES

  The Circon Shares represented by each BLUE Proxy Card which is properly executed and returned will be voted at the Annual Meeting in accordance with the instructions marked thereon. Executed but unmarked BLUE Proxy Cards will be voted FOR the election of the two U.S. Surgical Nominees as directors and FOR the adoption of the Maximize Value Resolution.

  With the exception of the election of directors and consideration of the Maximize Value Resolution. U.S. Surgical is not aware at the present time of any other matter which is scheduled to be voted upon by shareholders at the Annual Meeting.

  In order for your views on the above-described proposals to be represented at the Annual Meeting, please mark, sign and date the enclosed BLUE proxy card and return it to U.S. SURGICAL, c/o Kissel-Blake Inc. in the enclosed envelope in time to be voted at the Annual Meeting. Execution of the BLUE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy (including a proxy given to Circon) may be revoked at any time before it is voted by (a) submitting a duly executed new proxy bearing a later date, (b) attending and voting in person at the particular meeting or (c) at any time before a previously executed proxy is voted, giving written notice of revocation to either (i) U.S. Surgical, c/o Kissel-Blake, Inc., 110 Wall Street, New York, New York 10005, or (ii) Circon, 6500 Hollister Avenue, Santa Barbara, California 93117. U.S. Surgical requests that a copy of any revocation sent to Circon also be sent to U.S. Surgical, c/o Kissel-Blake, Inc. at the above address. Merely attending the Annual Meeting will not revoke any previous proxy which has been duly executed by you. The BLUE proxy card furnished to you by U.S. Surgical, if properly executed and delivered, will revoke all prior proxies. Only your latest dated proxy for the Annual Meeting will count.

  Only holders of record as of the close of business on the Record Date will be entitled to vote. If you are a shareholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell such Circon Shares after the Record Date. Accordingly, it is important that you vote the Circon Shares held by you on the Record Date, or grant a proxy to vote such Circon Shares on the BLUE proxy card, even if you sell such Shares after the Record Date.

  If any of your Circon Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such Circon Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the BLUE proxy card.

  U.S. SURGICAL URGES YOU TO MARK, SIGN, DATE AND RETURN THE BLUE proxy card in the enclosed envelope. No postage is required for mailing within the United States.

                             PRINCIPAL SHAREHOLDER

  The following table sets forth, as of the date of this Proxy Statement, the number and percent of outstanding Circon Shares beneficially owned by U.S.
Surgical:

                                          NUMBER OF SHARES  PERCENTAGE OF SHARES
NAME AND ADDRESS OF SHAREHOLDER          BENEFICIALLY OWNED  BENEFICIALLY OWNED
-------------------------------          ------------------ --------------------
U.S. Surgical Corp.(1)..................     1,959,348             14.8%
 150 Glover Avenue
 Norwalk, Connecticut 06856
USSA....................................       973,174              7.3%
 150 Glover Avenue
 Norwalk, Connecticut 06856

--------
(1) Including 973,174 Circon Shares owned of record by USSA.

  The Circon Proxy Statement is required to set forth information as to the number and percentage of outstanding Circon Shares beneficially owned by (i) each person known by Circon to own more than 5% of the outstanding Circon Shares, (ii) each director of Circon, (iii) each of the five most highly paid executive officers of Circon, and (iv) all executive officers and directors of Circon as a group, and reference is made thereto for such information. See "Other Information" below.

                        BACKGROUND OF THE SOLICITATION

THE INITIAL OFFER

  During the winter of 1994 -1995, Leon C. Hirsch, Chairman, President and Chief Executive Officer of U.S. Surgical Corp. met with Richard A. Auhll, Chairman, President and Chief Executive Officer of Circon. Mr. Hirsch expressed an interest in exploring a possible acquisition of Circon by U.S. Surgical Corp. Mr. Auhll indicated that he was not interested in exploring such a transaction.

  During the spring of 1995, U.S. Surgical Corp. held preliminary discussions concerning the possible acquisition of a company which was later acquired by Circon.

  During July and August 1996, U.S. Surgical Corp. acquired 1,000,100 Circon Shares (approximately 8% of the Circon Shares then outstanding) in open market transactions.

  On August 1, 1996, Mr. Hirsch telephoned Mr. Auhll to advise him, among other things of the commencement of an offer (the "Initial Offer") to purchase all outstanding Circon Shares for a purchase price of $18.00 per Circon Share.

  On August 2, 1996, U.S. Surgical announced that it had commenced the Initial Offer and published a summary advertisement announcing the commencement of the Initial Offer. On August 15, 1996, Circon's Board of Directors recommended that stockholders not tender their Circon Shares to U.S. Surgical.

  On August 30, 1996, U.S. Surgical issued a press release announcing the extension of the Initial Offer until 6:00 p.m., New York City time, on September 30, 1996.

  On September 17, 1996, U.S. Surgical filed a suit against Circon in the Court of Chancery for the State of Delaware, asking the court, among other things, to enjoin and void Circon's recently adopted "poison pill" and "golden parachutes." See "Certain Litigation."

  On September 18, 1996, U.S. Surgical filed suit in the Court of Chancery in the State of Delaware against Circon seeking to compel Circon to provide U.S. Surgical with full information necessary to enable U.S. Surgical to communicate directly with Circon's shareholders. Circon has agreed to provide such information. Accordingly, this lawsuit is in suspense.

  On September 30, 1996, U.S. Surgical issued a press release announcing the extension of the Initial Offer until 6:00 p.m. New York City time, on December 13, 1996, unless further extended.

  On December 16, 1996, U.S. Surgical extended the Initial Offer and amended the Initial Offer by decreasing the price offered to $17 in cash per Circon Share. U.S. Surgical took this action because it believed that, as a result of the steps taken by Circon's management to entrench themselves and Circon's performance to that date, U.S. Surgical could no longer justify the higher price.

  On June 11, 1997, Mr. Hirsch sent a letter to Mr. Auhll requesting a meeting to discuss a possible negotiated transaction between U.S. Surgical and Circon. On June 12, 1997, Mr. Auhll responded that "We appreciate your interest in Circon. However we remain committed to our strategic plan and wish to pursue our corporate goals independently."

  On June 16, 1997, U.S. Surgical further amended the Initial Offer by decreasing the number of Circon Shares subject to the offer to up to an aggregate of 973,174 Circon Shares and decreasing the price offered to $14.50 in cash per Circon Share (and associated Right). The reduced price offered reflected both U.S. Surgical's view of Circon's results over the previous three quarters and the fact that U.S. Surgical would not acquire control of Circon as a result of the offer. The number of Circon Shares which U.S. Surgical tendered for was the approximate maximum number of Circon Shares which U.S. Surgical could acquire without triggering Circon's "poision pill". On July 15, 1997, USSA accepted for payment 973,174 Circon Shares.

  On July 17, 1997, Mr. Hirsch sent a letter to Mr. Auhll requesting a meeting to discuss a possible negotiated transaction between U.S. Surgical and Circon. On July 23, 1997, Mr. Auhll responded that he would discuss the letter "with the Board" at the Circon Board's meeting during the week of July 28th. As of August 10, 1997, U.S. Surgical had not received any further communication from Circon with respect to this letter.

  On July 25, 1997, U.S. Surgical Corp. entered into agreements with Mr. Charles M. Elson and Lt. Gen. Victor H. Krulak, Lt. Gen., U.S. Marine Corps, Ret. pursuant to which, among other things, each has agreed to stand for election as a director of Circon. In connection therewith, each such designee has received a fee of $100,000, payable in 6,963 Circon Shares from U.S. Surgical Corp. See "Proposal One--Election of Class I Directors."

  On July 28, 1997, U.S. Surgical Corp. issued a press release announcing that it had filed preliminary proxy materials relating to the Annual Meeting. On the same date U.S. Surgical Corp. sent a letter to Circon providing notice of U.S. Surgical's intention to nominate Mr. Charles M. Elson and Victor H. Krulak, Lt. Gen., U.S. Marine Corps, Ret. for election as directors and to propose the Maximize Value Resolution at the Annual Meeting.

TERMS AND CONDITIONS OF THE OFFER

  On August 5, 1997, U.S. Surgical commenced the Offer for all outstanding Circon Shares at $16.50 in cash per Circon Share. The purpose of the Offer is to acquire control of, and the entire equity interest in, Circon. U.S. Surgical currently intends, as soon as practicable following completion of the Offer, to propose and seek to have Circon consummate the Proposed Merger pursuant to which each then outstanding Circon Share (other than Circon Shares owned by U.S. Surgical or any of its subsidiaries and Circon Shares owned by shareholders who perfect any available dissenters' rights they may have under Delaware law) would be converted into the right to receive cash in the same amount as received per Circon Share in the Offer, and Circon would become a wholly owned subsidiary of U.S. Surgical.

  The Offer is conditioned, among other things, upon the following:

    (1) The Minimum Condition. There must be validly tendered and not withdrawn prior to the expiration date of the Offer that number of Circon Shares which, when added to the Circon Shares beneficially owned by U.S. Surgical and its affiliates, would represent 67% of the Circon Shares outstanding on a fully diluted basis on the date of purchase.

    (2) The Business Combination Condition. Under the Business Combination Condition, U.S. Surgical must be satisfied, in its sole discretion, that after consummation of the Offer the restrictions contained in Section 203 of the Delaware General Corporation Law ("Section 203") will not apply to the Proposed Merger. Subject to certain exceptions, Section 203 generally provides that if either U.S. Surgical Corp. or USSA acquires beneficial ownership of 15% or more of the outstanding Circon Shares (thereby becoming an "Interested Stockholder"), neither U.S. Surgical Corp. nor USSA, respectively, could engage in a business combination (defined to include a variety of transactions, including mergers such as the Proposed Merger) with Circon or any affiliate of Circon for three years after U.S. Surgical Corp. or USSA, respectively, became an Interested Stockholder. The three-year prohibition would not apply to the Proposed Merger if, among other things, the Circon Board adopts a resolution approving the Proposed Merger or exempting such merger from Section 203, provided that such resolution is adopted prior to the date that U.S. Surgical Corp. or USSA becomes an Interested Stockholder.

    U.S. Surgical Corp. believes that the solicitation and receipt of revocable proxies (including the solicitation and receipt of proxies contemplated hereby) will not constitute U.S. Surgical Corp. or USSA an "Interested Stockholder" of Circon under Section 203.

    (3) The Rights Condition. Under the Rights Condition, the Rights must have been redeemed by the Circon Board or U.S. Surgical Corp. must be satisfied, in its sole discretion, that the Rights are unenforceable or otherwise inapplicable to the Offer and the Proposed Merger.

    The Offer is also subject to other terms and conditions which are described in the Offer to Purchase and the related Letter of Transmittal, copies of which are available from Kissel-Blake at the address and telephone number set forth on the back cover of this Proxy Statement. U.S. Surgical urges you to obtain a copy of the Offer to Purchase, the Letter of Transmittal and other Offer documents.

                              CERTAIN LITIGATION

  On September 17, 1996, U.S. Surgical Corp. commenced a lawsuit by filing a complaint in the Court of Chancery in the State of Delaware against Circon seeking, among other things, an order enjoining the operation of the Rights and declaring that the Rights are inapplicable or unenforceable as applied to the Initial Offer and the Proposed Merger. In addition, the complaint seeks an order terminating three lucrative employee "incentive" compensation plans adopted by Circon in connection with the Initial Offer.

  On September 18, 1996, U.S. Surgical Corp. filed suit in the Court of Chancery in the State of Delaware against Circon seeking to compel Circon to provide U.S. Surgical Corp. with full information necessary to enable U.S. Surgical Corp. to communicate directly with the Company's shareholders. Circon has agreed to provide such information. Accordingly, this lawsuit is in suspense.

                            SOLICITATION OF PROXIES

  Proxies may be solicited by mail, advertisement, telephone, telecopier, in person or by other means. The proxies solicited hereby are solicited by U.S. Surgical. In addition to U.S. Surgical, the two U.S. Surgical Nominees, Charles M. Elson and Victor H. Krulak, Lt. Gen., U.S. Marine Corps, Ret., may be deemed "participants" in this solicitation, as that term is defined in
Schedule 14A under the Securities Exchange Act of 1934, as amended. Solicitations may be made by directors, officers, investor relations personnel and other employees of U.S. Surgical, none of whom will receive additional compensation for such solicitations. U.S. Surgical will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the Circon Shares they hold of record. U.S. Surgical will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

  U.S. Surgical has retained the Agent for solicitation and advisory services in connection with the solicitation, for which the Agent is to receive a fee of $25,000 per month, together with reimbursement for its reasonable out-of-pocket expenses. U.S. Surgical has also agreed to indemnify the Agent against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. In connection with its services with respect to the Initial Offer the Agent received fees aggregating $180,000. The Agent will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that the Agent will employ approximately 25 persons to solicit shareholders for the Annual

Meeting. The Agent is also acting as Information Agent in connection with the Offer, for which the Agent will not receive any additional compensation but will be entitled to reimbursement of reasonable out-of-pocket expenses.

  Salomon Brothers Inc ("Salomon Brothers") will act as Dealer Manager in connection with the Offer and is serving as financial adviser to U.S. Surgical Corp. and USSA in connection with the proposed acquisition of Circon. To date, U.S. Surgical has paid Salomon Brothers a fee of $750,000. In addition, U.S. Surgical Corp. has also agreed to pay Salomon Brothers a fee of $2,500,000 (less any fees theretofore paid) contingent upon consummation of the acquisition by merger, tender offer or otherwise by U.S. Surgical of Circon or the purchase by U.S. Surgical of all or substantially all of the assets, or more than 50% of the equity securities, of Circon (collectively, an "Acquisition Transaction"). If no Acquisition Transaction is consummated, U.S. Surgical has agreed to pay Salomon Brothers a fee (in addition to the initial $750,000) equal to 11.1% of the sum of the aggregate profit received by U.S. Surgical from sales of Circon Shares owned by U.S. Surgical plus any "break-up," termination, expense reimbursement or similar fees or payments received by U.S. Surgical, but in no event in excess of an additional $1 million. In addition, U.S. Surgical Corp. has agreed to reimburse Salomon Brothers for its reasonable out-of-pocket expenses, including, without limitation, reasonable fees and disbursements of its counsel, incurred in connection with the Initial Offer, the Offer and the Proposed Merger or otherwise arising out of Salomon Brothers engagement, and has also agreed to indemnify Salomon Brothers (and certain affiliated persons) against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws. Salomon Brothers also acted as U.S. Surgical's agent for the acquisition in the open market of Circon Shares prior to the commencement of the Offer, for which it received customary fees, and has rendered, and may from time to time in the future render, various investment banking services to U.S. Surgical and its affiliates, for which it has received and is expected to receive customary fees. In connection with Salomon Brothers' engagement as financial advisor, U.S. Surgical anticipates that employees of Salomon Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are Circon shareholders for the purpose of assisting in the solicitation of proxies for the Annual Meeting. Salomon Brothers will not receive any additional fee for or in connection with such activities apart from the fees which it is otherwise entitled to receive as described above.

  Salomon Brothers engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, Salomon Brothers maintains customary arrangements and effects transactions in the securities of Circon for the accounts of its customers. Since August 2, 1997, as a result of its engagement by U.S. Surgical, Salomon Brothers restricted its proprietary trading in the securities of Circon (although it may still execute trades for customers on an unsolicited agency basis). As of August 11, 1997, Salomon Brothers neither beneficially owned any Circon Shares nor owned of record any Circon Shares for customer accounts. U.S. Surgical believes that Salomon Brothers has neither bought nor sold any securities of the Company for its own account over the last two years.

  The entire expense of soliciting proxies for the Annual Meeting is being borne by U.S. Surgical. U.S. Surgical will not seek reimbursement for such expenses from Circon. Costs incidental to these solicitations of proxies include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses and are estimated to be approximately $400,000 in addition to the fees of Salomon Brothers described above. Total costs incurred to date in furtherance of or in connection with these solicitations of proxies are approximately $100,000.

                               OTHER INFORMATION

  U.S. Surgical Corp. is primarily engaged in developing, manufacturing and marketing a proprietary line of technologically advanced surgical wound management products to hospitals throughout the world. U.S. Surgical Corp. currently operates domestically and internationally through subsidiaries, divisions and distributors. USSA is a recently formed, wholly owned subsidiary of U.S. Surgical which to date has not conducted any business other than in connection with the Initial Offer, the Offer and the Proposed Merger. The principal executive offices of each of U.S. Surgical Corp. and USSA are located at 150 Glover Avenue, Norwalk, Connecticut 06856.

  Certain information about certain employees and other representatives of U.S. Surgical Corp. and USSA who may also assist the Agent in soliciting proxies is set forth in the attached Schedule I. Schedule II sets forth certain information relating to Circon Shares acquired by U.S. Surgical. U.S. Surgical has not disposed of any Circon Shares in the past two years, except for an aggregate of 13,926 Shares transferred to the U.S. Surgical Nominees as described herein. Except for the Circon Shares purchased in the Initial Offer, all such Circon Shares were acquired in open market purchases. Certain information regarding the Circon Shares, the beneficial ownership of Circon Shares held by Circon directors, nominees, management and 5% shareholders, other information concerning Circon's management, the procedures for submitting proposals for consideration at the next Annual Meeting of Shareholders of Circon and certain other matters regarding Circon and the Annual Meeting is or will be contained in the Circon Proxy Statement and is incorporated herein by reference. Circon has provided its stockholders with its Annual Report to Stockholders for the year ended December 31, 1996, which contains certain information as to Circon's financial condition and other matters.

  U.S. Surgical assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, the Circon Proxy Statement or the Annual Report.

  PLEASE INDICATE YOUR SUPPORT OF THE U.S. SURGICAL NOMINEES AND THE MAXIMIZE VALUE RESOLUTION BY COMPLETING, SIGNING AND DATING THE ENCLOSED BLUE PROXY CARD AND RETURNING IT PROMPTLY TO U.S. SURGICAL, C/O KISSEL-BLAKE INC., 100 WALL STREET, NEW YORK, NEW YORK 10005 IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                                          UNITED STATES SURGICAL CORPORATION
                                          USS ACQUISITION CORP.

Norwalk, Connecticut
August 11, 1997

                                  SCHEDULE I

  INFORMATION CONCERNING CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES OF U.S.
                                   SURGICAL

  The business address of each person listed below is 150 Glover Avenue, Norwalk, Connecticut 06856.

                                       PRINCIPAL OCCUPATION OR EMPLOYMENT,
            NAME                            5-YEAR EMPLOYMENT HISTORY
            ----                       -----------------------------------
 Thomas R. Bremer.......... Senior Vice President and General Counsel of U.S.
                            Surgical Corp. since January 1994; Vice President and
                            General Counsel since 1989.
 Leon C. Hirsch............ Chairman of the Board and Chief Executive Officer of
                            U.S. Surgical Corp. since July 1996; prior thereto,
                            Chairman of the Board, President and Chief Executive
                            Officer of U.S. Surgical Corp. since 1987.
 Pamela Komenda............ Corporate Secretary of U.S. Surgical Corp. since 1989.
 Marianne Scipione......... Vice President Corporate Communications of U.S. Surgical
                            Corp. since 1981.
 Scott Spitzer............. Senior Director and Senior Counsel of U.S. Surgical
                            Corp. since 1991.

OTHER REPRESENTATIVES OF U.S. SURGICAL WHO MAY ALSO ASSIST IN THE SOLICITATION
                                  OF PROXIES

  Although Salomon Brothers does not admit that it or any of its directors, officers, employees or affiliates is a "participant", as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning them, the following employees of Salomon Brothers may assist the Agent in soliciting proxies from Circon shareholders. The principal business address of each Salomon Brothers employee named below is Salomon Brothers Inc., Seven World Trade Center, New York, NY 10048.

                                      PRESENT OFFICE OR OTHER PRINCIPAL
   NAME                                OCCUPATION OR EMPLOYMENT
   ----                               ---------------------------------
   John Fowler......................  Managing Director--Investment Banking Group
   Wilder Fulford...................  Managing Director--Investment Banking Group
   Adam Berger......................  Vice President--Investment Banking Group

                                  SCHEDULE II

    ACQUISITIONS OF CIRCON SHARES DURING THE PAST TWO YEARS BY U.S. SURGICAL

       TRANSACTION DATE             SHARES ACQUIRED                     PRICE PER SHARE
       ----------------             ---------------                     ---------------
           7-2-96                         5,000                             $12.50
           7-8-96                        75,000                              12.88
           7-8-96                        15,000                              12.38
           7-8-96                        25,000                              12.25
           7-8-96                        55,000                              12.38
           7-8-96                        45,000                              12.44
           7-9-96                        50,000                              12.13
           7-10-96                       35,000                              12.00
           7-11-96                       75,000                              11.75
           7-12-96                       10,000                              10.38
           7-12-96                       10,000                              10.63
           7-12-96                        5,000                              11.00
           7-12-96                       20,000                              11.25
           7-12-96                       20,000                              11.38
           7-15-96                       15,000                              10.00
           7-15-96                      100,000                              10.13
           7-15-96                       30,000                              10.88
           7-15-96                        5,000                              10.00
           7-15-96                        5,000                              10.13
           7-23-96                        5,000                               8.88
           7-23-96                       20,000                               9.00
           7-23-96                       30,000                               9.13
           7-23-96                       60,000                               9.25
           7-24-96                       10,000                               8.88
           7-24-96                       10,000                               9.00
           7-25-96                        5,000                               9.00
           7-25-96                        5,000                               9.88
           7-25-96                       10,000                              10.13
           7-25-96                       25,000                              10.25
           7-25-96                       10,000                              10.38
           7-25-96                       35,000                              10.44
           7-26-96                       25,000                              10.50
           7-26-96                       35,000                              10.25
           7-26-96                       45,000                              10.38
           7-30-96                       55,000                               9.75
           7-31-96                        5,000                               9.75
           8-1-96                         5,000                              11.63
           8-1-96                         5,100                              12.00
           7-15-97                      973,194                              14.50

                                   IMPORTANT

  Your vote is important. No matter how many or how few Circon Shares you own, please give U.S. Surgical your proxy FOR the election of the U.S. Surgical Nominees and FOR the Maximize Value Resolution by:

  MARKING the enclosed BLUE proxy card,

  SIGNING the enclosed BLUE proxy card,

  DATING the enclosed BLUE proxy card and

  MAILING the enclosed BLUE proxy card TODAY in the envelope provided (no postage is required).

  If you have already submitted a proxy to Circon for the Annual Meeting, you may change your vote to a vote FOR the election of the election of the U.S. Surgical Nominees and FOR the Maximize Value Resolution by marking, signing, dating and returning the enclosed BLUE proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to Circon. Only your latest dated proxy for the Annual Meeting will count at such meeting.

  If you have any questions or require any additional information concerning this Proxy Statement or the proposal by U.S. Surgical to acquire Circon, please contact Kissel-Blake Inc. at the address set forth below. If any of your Circon Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Circon Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the BLUE proxy card.


 If you have questions or need assistance in voting your shares please contact:

                               KISSEL-BLAKE INC.
                                110 Wall Street
                           New York, New York 10005
                         Call Toll-Free (800) 554-7733
                 Brokers and Banks, please call (212) 344-6733

 PROXY SOLICITED BY UNITED STATES SURGICAL CORPORATION ("U.S. SURGICAL CORP.") AND USS ACQUISITION CORP. (TOGETHER WITH U.S. SURGICAL CORP., "U.S. SURGICAL")
         IN OPPOSITION TO THE BOARD OF DIRECTORS OF CIRCON CORPORATION

  The undersigned hereby appoints LEON C. HIRSCH and THOMAS R. BREMER and each of them, the proxy or proxies of the undersigned, with full power of substitution to vote all shares of Common Stock, par value $.01 per share, of CIRCON CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the 1997 Annual Meeting of Shareholders of the Company and at any and all adjournments, postponements, reschedulings or continuations thereof (the "Meeting").

          U.S. SURGICAL RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW.

  1. ELECTION OF DIRECTORS (check one box only)

    [_] FOR BOTH NOMINEES listed below

    [_] WITHHOLD]AUTHORITY to vote for both nominees listed below:

                      CHARLES M. ELSON    VICTOR H. KRULAK

  (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE "FOR"
  BOX ABOVE AND WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW).
--------------------------------------------------------------------------------

  2. U.S. SURGICAL'S MAXIMIZE VALUE RESOLUTION AS MORE FULLY DESCRIBED IN U.S. SURGICAL'S PROXY STATEMENT DATED AUGUST 11, 1997.
                  FOR [_]     AGAINST [_]     ABSTAIN [_]

  THE PROXIES ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, RESCHEDULINGS OR CONTINUATIONS THEREOF.

                                                                          (Over)

  THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR THE ADOPTION OF THE RESOLUTION DESCRIBED IN PROPOSAL 2 AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, RESCHEDULINGS OR CONTINUATIONS THEREOF. IF THERE IS CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS, UNLESS OTHERWISE INDICATED BY THE STOCKHOLDER, A VOTE FOR THE NOMINEES LISTED IN PROPOSAL 1 WILL GIVE THE PROXIES DISCRETIONARY AUTHORITY TO CUMULATE ALL VOTES TO WHICH THE UNDERSIGNED IS ENTITLED AND TO ALLOCATE SUCH VOTES IN FAVOR OF ONE OR BOTH OF SUCH NOMINEES, AS THE PROXIES MAY DETERMINE.
  U.S. SURGICAL RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR THE RESOLUTION DESCRIBED IN PROPOSAL 2.
  The undersigned hereby acknowledges receipt of the Proxy Statement of U.S. Surgical dated August 11, 1997.

                                             DATED: _____________________, 1997

                                             ----------------------------------
                                             Signature

                                             ----------------------------------
                                             Signature, if held jointly

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                                             Title or Authority
                                             PLEASE SIGN EXACTLY AS YOUR NAME
                                             APPEARS ON THIS PROXY. JOINT
                                             OWNERS SHOULD EACH SIGN
                                             PERSONALLY. IF SIGNING AS
                                             ATTORNEY, EXECUTOR,
                                             ADMINISTRATOR, TRUSTEE OR
                                             GUARDIAN, PLEASE INCLUDE YOUR
                                             FULL TITLE. CORPORATE PROXIES
                                             SHOULD BE SIGNED BY AN AUTHORIZED
                                             OFFICER.

  PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.